Exhibit 12
Computation of Ratio of Earnings to Fixed Charges
The following table shows the ratio of earnings to fixed charges for Park National Corporation, which includes our subsidiaries, on a consolidated basis:

	Three Months Ended	Year Ended December 31,
	March 31, 2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges (1):

Excluding Interest on Deposits	4.63	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.16	1.26	1.31	2.09	2.44	3.19

(1)	For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and subordinated debt, one-third of rental expense (which Park National Corporation believes is representative of the interest factor), and including/excluding interest on deposits.

Earnings:
Income before income taxes	$29,294,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000	$129,249,000

Fixed Charges:
Interest on deposits	17,279,000	89,892,000	121,021,000	82,272,000	56,899,000	39,998,000
Borrowings and subordinated debt	7,853,000	45,574,000	46,126,000	39,043,000	36,996,000	18,704,000
Rent expense interest factor (1/3)	206,782	801,147	731,723	530,030	476,528	303,595

Total fixed charges:
Including interest on deposits	$25,338,782	$136,267,147	$167,878,723	$121,845,030	$94,371,528	$59,005,595
Excluding interest on deposits	$8,059,782	$46,375,147	$46,857,723	$39,573,030	$37,472,528	$19,007,595

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends
The following table shows the ratio of earnings to fixed charges and preferred dividends for Park National Corporation, which includes our subsidiaries, on a consolidated basis:

	Three Months Ended	Year Ended December 31,
	March 31, 2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and preferred dividends (1):

Excluding Interest on Deposits	3.90	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.07	1.26	1.31	2.09	2.44	3.19

(1)	For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and subordinated debt, one-third of rental expense (which Park National Corporation believes is representative of the interest factor), preferred dividends, and including/excluding interest on deposits.

Earnings:
Income before income taxes	$29,294,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000	$129,249,000

Fixed Charges:
Interest on deposits	17,279,000	89,892,000	121,021,000	82,272,000	56,899,000	39,998,000
Borrowings and subordinated debt	7,853,000	45,574,000	46,126,000	39,043,000	36,996,000	18,704,000
Preferred dividends	2,057,143	202,857
Rent expense interest factor (1/3)	206,782	801,147	731,723	530,030	476,528	303,595

Total fixed charges:
Including interest on deposits	$27,395,925	$136,470,004	$167,878,723	$121,845,030	$94,371,528	$59,005,595
Excluding interest on deposits	$10,116,925	$46,578,004	$46,857,723	$39,573,030	$37,472,528	$19,007,595